Exhibit 23.4

June 8th, 2009

PRIVATE & CONFIDENTIAL

To: Chemspec International Limited

3, Lane 1273, Tongpu Road

Shanghai 200333

People’s Republic of China

With a copies to:

Credit Suisse (HongKong) Limited

45/F Two Exchange Square

8 Connaught Place

Central, Hong Kong

Tel: (852) 2101-6000

Re:	Consent to References to Frost & Sullivan’s Report

Madam/Sirs:

We refer to your letter dated as of June 8th, 2009 (the “Request Letter”). Terms used in this letter shall have the same meanings given to them in the Request Letter.

In connection with the Proposed IPO, we hereby consent to references to our name and to the Frost & Sullivan Report in the Registration Statement.

Yours faithfully,